SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT: May 1, 2006
(Date of earliest event reported)

______________________________

Electric Aquagenics Unlimited, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	333-86830	87-0654478
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation)		Identification Number)

1464 West 40 South, Suite 200
Lindon, Utah		84042
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (801) 443-1031

  N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 1, 2006, the Company entered into a Subscription Agreement, a Warrant Agreement, a Registration Rights Agreement and an Amended and Restated Exclusive License and Distribution Agreement with Water Science, LLC, a Florida limited liability company (“Water Science”) that is the Company’s senior lender and a major customer.

Pursuant to the Subscription Agreement, the Company sold and issued to Water Science 1,600,000 shares of the Company’s $0.0001 par value common stock for an aggregate purchase price of $4 million, or $2.50 per share as described further in Item 3.02 below.

Pursuant to the Warrant Agreement, the Company granted to Water Science a three year warrant to purchase up to a total of 6,400,000 shares of the Company’s $0.0001 par value common stock for a purchase price of $2.76 per share.

Pursuant to the Registration Rights Agreement, the Company undertook to register with the Securities and Exchange Commission all of the shares purchased by the Subscription Agreement and all of the shares underlying the Warrant Agreement during the period between the one year anniversary and the two year anniversary of the date of the Registration Rights Agreement.

Pursuant to the Amended and Restated Exclusive License and Distribution Agreement, the Company and Water Science clarified certain terms in the original Exclusive License and Distribution Agreement entered into between the Company and Water Science on or about September 19, 2005, specifically with respect to what products and technology is intended to be covered by the License Agreement, and to specify the initial pricing with respect to such products.

A placement fee of $240,000 was paid to SunTrust Robinson Humphrey Capital Markets Division (“SunTrust”) in connection with the placement of the 1,600,000 shares of common stock. The placement fee was paid to SunTrust pursuant to the terms of an Engagement Letter dated October 31, 2005 (the “Engagement Letter”) whereby SunTrust was appointed as the Company’s exclusive placement agent in connection with the sale of securities by the Company. Pursuant to the terms of the Engagement Letter, which may be terminated by either party at any time, SunTrust is entitled to a placement fee of 6.0% of the gross proceeds received by the Company from any sale by the Company of its securities.

Item 3.02  Unregistered Sales of Equity Securities

On May 1, 2006, the Company sold and issued to Water Science, LLC, a Florida limited liability company (“Water Science”), a total of 1,600,000 shares of the Company’s $0.0001 par value common stock for a total of $4 million cash, or $2.50 per share. The sale of the securities was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933 (the “Act”) and Rule 506 of Regulation D promulgated thereunder, in that Water Science is an accredited investor and the placement occurred without general solicitation.

On May 1, 2006, the Company also issued to Water Science a warrant to purchase up to 6,400,000 shares of the Company’s $0.0001 par value common stock in exchange for the payment of $2.76 per share. The warrant is exercisable for a period of three years. The holder of the warrant may exercise the warrant as to an aggregate of up to 500,000 shares by converting a portion of the warrant into that number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the conversion right minus the aggregate purchase price of such Shares by (b) $2.76. The warrant can only be exercised as to the remaining shares by payment of the purchase price in cash. The issuance of the warrant was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder, in that Water Science is an accredited investor and the issuance occurred without general solicitation.

Prior to the transaction on May 1, 2005, Water Science held a $3 million promissory note made by the Company in September 2005 that is convertible into 1,000,000 shares of the Company’s $0.0001 par value common stock, and a warrant granted in September 2005 to purchase 2,000,000 shares of $0.0001 par value common stock for a purchase price of $2.76 per share.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

The following are filed as exhibits to this report:

Exhibit No.	Exhibit

10.1	Subscription Agreement dated May 1, 2006 between Electric Aquagenics Unlimited, Inc. and Water Science, LLC
10.2	Warrant Agreement dated May 1, 2006 between Electric Aquagenics Unlimited, Inc. and Water Science, LLC
10.3	Registration Rights Agreement dated May 1, 2006 between Electric Aquagenics Unlimited, Inc. and Water Science, LLC
10.4	Amended and Restated Exclusive License and Distribution Agreement dated May 1, 2006 between Electric Aquagenics Unlimited, Inc. and Water Science, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRIC AQUAGENICS UNLIMTED, INC.

Date: May 4, 2006	By:	/s/ Gaylord M. Karren
Title: Chief Executive Officer